Exhibit 99.1
Warwick Valley Telephone Receives Nasdaq Extension
(Warwick, New York, October 18, 2005—Nasdaq: WWVYE; the Company) Warwick Valley Telephone Company announced today that it has been granted an extension until October 31, 2005 of the deadline to file its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 provided that these reports are filed by October 31, 2005. Should the Company be unable to file these reports by that date, its Common Shares may be delisted from The Nasdaq National Market.
The Company currently anticipates that it will be able to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 by October 21, 2005 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 by October 28, 2005. The extension was requested to give the Company’s new independent accountants additional time to complete the reviews associated with these quarterly filings.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Please refer to the Company’s Report on Form 10-K for the year ended December 31, 2004 and the Company’s past and future filings and reports filed with the Securities and Exchange Commission for a description of the business environment in which the Company operates and the important factors that may affect its business. The Company is not under any obligation to (and expressly disclaims any obligation to) update or alter its forward-looking statements, whether as the result of new information, future events or otherwise.